Exhibit 99.1


CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680

                     GENERAL MARITIME CORPORATION ANNOUNCES
         $294.5 MILLION SALE OF TEN SINGLE-HULL AND DOUBLE-SIDED VESSELS

     Company Expects to Realize $109 Million Gain and Improve Fleet Profile

New York, New York, October 18, 2005 - General Maritime Corporation (NYSE: GMR) today announced that it has agreed to sell ten single-hull and double-sided Suezmax vessels en bloc to Tanker Pacific for $294.5 million. The Company expects to realize a net gain of $109 million from the sale of these ten vessels. The company intends to utilize the proceeds to pay down debt and therefore the proceeds will be excluded in the calculation of the dividend for the applicable quarters. The delivery of the vessels is expected to take place between November 2005 and January 2006.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer and President, stated, "Consistent with General Maritime's strategy of modernizing its fleet, we have entered into this opportunistic transaction that will enable the Company to further unlock shareholder value. In addition to selling the vessels at an extremely favorable price and earning an approximately 80% annualized return on our initial investment, the transaction improves the fleet's age profile, increases the percentage of double-hull vessels and further strengthens our balance sheet. With significant financial strength and flexibility, General Maritime is well positioned to build upon its past success and continue to seek opportunities to create enduring value for shareholders."

The vessel sales include four single-hull and six double-sided vessels with an average age of approximately 15.5 years. Following the completion of the sale and including the four Suezmax newbuildings to be delivered between 2006 and 2008, the average age of General Maritime's fleet will be reduced to ten years and its percentage of double-hull vessels will be increased to 81%.

As previously announced, General Maritime will host a conference call on October 27, 2005 at 8:30 a.m. eastern daylight time to discuss its results for the third quarter of 2005. The Company expects to announce its third quarter dividend with the announcement of its third quarter results.


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                              Vessels to be sold
                              ------------------

            Vessel                    Hull             Built
            ------------------        ----          ---------------

            Genmar Spartiate           SH           September 1991
            Genmar Zoe                 SH           May 1991
            Genmar Macedon             SH           June 1990
            Genmar Alta                SH           March 1990
            Genmar Conqueror           DS           February 1993
            Genmar Honour              DS           June 1992
            Genmar Ariston             DS           January 1989
            Genmar Prometheus          DS           January 1988
            Genmar Kestrel             DS           January 1988
            Genmar Sky                 DS           January 1988


                       About General Maritime Corporation
                       ----------------------------------

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East. General Maritime Corporation currently owns and operates a fleet of 47 tankers - 26 Aframax, 17 Suezmax tankers and 4 Suezmax newbuilding contracts with a carrying capacity of approximately 5.6 million dwt. Following the completion of the 10 vessel sale, General Maritime will own and operate a fleet of 37 tankers - 26 Aframax, 7 Suezmax tankers, and four Suezmax newbuildings.

 "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of
                                      1995
 -----------------------------------------------------------------------------

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline or prolonged weakness in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended

December 31, 2004 and its subsequent reports on Form 10-Q and Form 8-K. The Company's ability to pay dividends in any period will depend upon factors including limitations under the indenture for the Company's senior notes, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the Company's financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary from the amounts currently estimated. The closing of the vessel sales will be subject to customary closing conditions.